Exhibit 10.2

REPURCHASE OPTION AGREEMENT

THIS REPURCHASE OPTION AGREEMENT (the “Agreement”) is made as of the 13th day of November, 2009 (the “Effective Date”), by and between WASATCH RESEARCH PARK I, LLC, a Utah limited liability company (the “Grantor”); and EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (the “Grantee”).

RECITALS:

A.           Grantee is the original lessee under that certain University of Utah Research Park Master Lease Agreement dated 1 April 1988, as amended by that certain First Addendum to Lease Agreement dated 31 December 1990 (the “Ground Lease”), whereby Grantee leased certain real property located at 770 Komas Drive and 790 Komas Drive, Salt Lake City, Utah, as more particularly described on the attached Exhibit “A” (the “Real Property”).

B.           The Lessor of the Real Property under the Ground Lease is the University of Utah (the “University”).

C.           Pursuant to the terms of the Ground Lease, the Grantee constructed three (3) commercial buildings upon the Real Property, which shall be referred to hereafter as (i) the “770 Komas Drive Building;” (ii) the “790 Komas Drive Building;” and (iii) the “Substation Building;” and all three (3) buildings, consisting of approximately 60,021 square feet of leasable space, shall be referred to hereafter collectively as the “Buildings.”

D.           Pursuant to that certain Purchase and Sale Agreement dated October ___, 2009 (the “Purchase Agreement”), Grantee will sell the Buildings, together with all improvements located thereon, and all landscaping on the Real Property, to Grantor by transferring and assigning Grantee’s leasehold interest in the Real Property (the “Leasehold Interest”) pursuant to the Ground Lease to Grantor, which transfer and assignment closed and recorded on or about November 13, 2009.

E.           In connection with its acquisition of the Buildings and the Leasehold Interest in the Real Property, Grantor has agreed to grant to Grantee an option to repurchase the same pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.           Option to Repurchase.  In consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Grantee to Grantor, paid concurrently herewith, Grantor hereby grants to Grantee the option to repurchase the Buildings and Leasehold Interest in the Real Property (the “Repurchase Option”); or in the alternative, the Grantee shall have the option to repurchase the Substation Building only and all related equipment located therein (the “Substation Repurchase Option”), on the terms and conditions set forth herein.  The Repurchase Option and the Substation Repurchase Option may be sometimes collectively referred to herein as the “Option.”

2.           Purchase Price.  The purchase price (the “Purchase Price”) for the Buildings and Leasehold Interest in the Real Property shall vary depending upon the date the Repurchase Option is exercised and closed, as follows:

(a)           $2,575,000 plus any unpaid payments accruing in the first year of the New Lease (as that term is defined in the Purchase Agreement), if the Repurchase Option is exercised and the repurchase is closed between November 1, 2009 and October 31, 2010;

(b)           $2,625,250 if the Repurchase Option is exercised and the repurchase is closed between November 1, 2010 and October 31, 2011;

(c)           $2,731,817 if the Repurchase Option is exercised and the repurchase is closed between November 1, 2011 and October 31, 2012;

(d)           $3,005,000 if the Repurchase Option is exercised and the repurchase is closed between November 1, 2012 and October 31, 2013; and

(e)           $3,305,500 if the Repurchase Option is exercised and the repurchase is closed between November 1, 2013 and October 31, 2014.

3.           Purchase Price of Substation Building Only.  The purchase price for the Substation Building only plus related equipment (the “Substation Building Purchase Price”) shall vary depending upon the date the Substation Repurchase Option is exercised and closed, as follows:

(a)           $144,150 plus any unpaid payments accruing in the first year of the New Lease (as that term is defined in the Purchase Agreement), if the Substation Repurchase Option is exercised and the repurchase of the Substation Building is closed between November 1, 2009 and October 31, 2010;

(b)           $148,474 if the Substation Repurchase Option is exercised and the repurchase of the Substation Building is closed between November 1, 2010 and October 31, 2011;

(c)           $152,928 if the Substation Repurchase Option is exercised and the repurchase of the Substation Building is closed between November 1, 2011 and October 31, 2012;

(d)           $168,221 if the Substation Repurchase Option is exercised and the repurchase of the Substation Building is closed between November 1, 2012 and October 31, 2013; and

(e)           $185,043 if the Substation Repurchase Option is exercised and the repurchase of the Substation Building is closed between November 1, 2013 and October 31, 2014.

4.           Terms of Purchase.  Upon the Grantee’s exercise of the Repurchase Option or the Substation Repurchase Option, the Grantee shall pay the Purchase Price in cash at closing.

5.           Option Period.  The Option shall extend to the earlier of (a) the date that Grantee no longer occupies any of the Buildings located on the Real Property, as a tenant under the New Lease (as defined in the Purchase Agreement); (b) the date that Grantee is in default under the New Lease, after any required notice and the expiration of any cure periods provided by the Lease; (c) the date that the New Lease terminates, for any reason; (d) the date that Grantee files for bankruptcy protection under any bankruptcy statute; or (e) July 31, 2014, by which date Grantee must exercise the Option, in which event, the sale to Grantee shall close on or before October 31, 2014.

6.           Exercise of Option.  Notice exercising the Option (the “Exercise Notice”) shall be given in writing by Grantee to Grantor at the following address:  Wasatch Research Park I, LLC, 595 South Riverwoods Parkway, Suite 400, Logan, Utah  84321.  The Exercise Notice shall be sent to Grantor by Federal Express, United Parcel Service, or other overnight courier service for overnight delivery, prepaid and addressed to the Grantor at the address set forth in this Section 5, and such Exercise Notice shall be effective on the date it is actually received by the Grantor (as evidenced by the records of such overnight courier) (the “Effective Date”), which shall be not later than the date this Repurchase Option expires.

7.           Closing and Possession.  The date of closing (the “Closing”) of the repurchase of the Buildings and Leasehold Interest in the Real Property (or the Substation Building only, as applicable) shall take place on a date that shall be agreed upon by Grantor and Grantee, but the Closing shall be not later than ninety (90) days after the Effective Date of Grantee’s notice of exercise.  Grantee shall receive possession of the Buildings and Leasehold Interest in the Real Property (or the Substation Building only, as applicable) on the date of Closing.

8.           Sale of Substation Building After Exercise of Option.  In the event that the Grantee exercises its option to repurchase the Substation Building only, and then sells the Substation Building to a third party prior to the end of the New Lease term, the following provisions shall apply:

(a)           Grantee shall calculate the net sales proceeds (the “Net Sales Proceeds”) by taking the proceeds received from such third-party purchaser at closing (exclusive of closing costs and other expenses paid by Grantee at closing) and subtracting therefrom the cash paid by Grantee to Grantor to purchase the Substation Building pursuant to the Substation Repurchase Option.  For example, if Grantee received $500,000 of sales proceeds from the third-party purchaser, and had paid Grantor $148,474 to purchase the Substation Building, then the Net Sales Proceeds would be $351,526 ($500,000 – 148,474).

(b)           Grantee would then pay twenty-five percent (25%) of the Net Sales Proceeds to Grantor as a Marketing Fee pursuant to that certain Marketing Agreement of even date herewith.  For example, if the Net Sales Proceeds were $351,526, Grantee would pay Grantor a Marketing Fee of $87,881.50 ($351,526 multiplied by 25%).

(c)           Grantee would then retain twenty-five percent (25%) of the Net Sales Proceeds as a Marketing Fee pursuant to that certain Marketing Agreement of even date herewith.  For example, if the Net Sales Proceeds were $351,526, Grantee would retain a Marketing Fee of $87,881.50 ($351,526 multiplied by 25%).

(d)           Grantee would then place the remaining fifty percent (50%) of the Net Sales Proceeds (the “Escrowed Funds”) into an escrow account held and controlled by Grantor.  For example, if the Net Sales Proceeds were $351,526, the amount to be held in the escrow account would be $175,763 ($351.526 multiplied by 50%).  The Escrowed Funds would then be applied by Grantor monthly to future rent payable by Grantee under the New Lease.  During such time as there are adequate Escrowed Funds to pay Grantee’s monthly rent payment, the parties agree that such payments shall come from the Escrowed Funds until they are depleted, whereupon Grantee shall continue to make such rent payments directly to Grantor pursuant to the terms of the New Lease.  In the event that the New Lease terminates for any reason (including the expiration of the term of the New Lease) at a time when there remain Escrowed Funds, Grantor shall be entitled to retain all such remaining Escrowed Funds.

9.           Taxes and Insurance.  Real property taxes and insurance premiums for insurance coverage paid by the Grantor on the Buildings and Real Property shall be prorated to the date of Closing and adjusted between the parties by a cash settlement at Closing.

10.           University Consent.  Grantor and Grantee hereby acknowledge and agree that Section 15.1(a) of the Ground Lease requires the written consent of the University (the “University Consent”) to any assignment of the Leasehold Interest in the Real Property, and therefore, Grantor’s obligation to transfer and convey the Leasehold Interest in the Real Property to Grantee shall be subject to and conditioned upon the granting of the University Consent.  Grantor and Grantee hereby agree that in the event the Option is exercised by the Grantee, that Grantor and Grantee shall work cooperatively in good faith to secure the University Consent to the transaction.

11.           Closing Documents.  If Grantee exercises the Option, and in consideration of the Purchase Price paid by Grantee at Closing, Grantor shall deliver or cause to be delivered to Grantee the following:

(a)           Special Warranty Deed.  A duly executed and acknowledged special warranty deed (the “Deed”), conveying the Leasehold Interest in the Real Property (or the Substation Building only, as applicable)  to Grantee free and clear of liens and encumbrances, except the permitted title exceptions.

(b)           Title Insurance.  An ALTA standard owner’s policy of title insurance relating to the Leasehold Interest (or the Substation Building only, as applicable), issued by the Title Company (defined below), at or within a reasonable time after the date of Closing.

(c)           University Consent.  The University Consent, executed by a duly authorized representative of the University.

12.           Title Insurance.  If the Option is exercised, Grantor shall, within ten (10) business days after its receipt of Grantee’s Exercise Notice (the “Title Deadline”), deliver to Grantee evidence of marketable title to the applicable property by a commitment for title insurance (the “Commitment”) issued by a title insurance company (the “Title Company”) selected by Grantor.  Within ten (10) business days after its receipt of the Commitment, Grantee may inform the Grantor in writing of any objections Grantee has to the condition of the title to the Leasehold Interest in the Real Property (or the Substation Building only, as applicable).  In the event that Grantee fails to provide written notice of objections prior to the Title Deadline, Grantee shall be deemed to accept the condition of title to Grantor’s Leasehold Interest in the Real Property (or the Substation Building only, as applicable).

(a)           Title Objections.  Within five (5) business days after Grantor’s receipt of a notice of title objection, Grantor shall inform Grantee in writing that either (i) Grantor will cure such objections, or (ii) Grantor will not cure such objections, in which event, Grantee shall have the right to terminate this Agreement.  In the event that Grantor fails to provide such written notice to Grantee within such five (5) business days, Grantor shall be deemed to have elected not to cure such objections.

(b)           Grantee’s Right to Cancel.  Upon receipt of Grantor’s notice that Grantor will not cure Grantee’s title objections (or the failure of Grantor to timely provide notice that it will cure such objections) Grantee shall either (i) provide written notice to the Grantor, at or before Closing, that the Grantee elects to terminate the Agreement, or (ii) in the absence of such written notice of termination, Grantee shall be deemed to have waived its objections to title and shall proceed to Closing.

13.           Waiver.  The waiver by Grantor of any breach of any term, covenant or condition herein contained shall not be deemed to be a continuing waiver of such terms, covenant or condition, or any subsequent breach of the same, or any other term, covenant, or condition herein contained.  None of the terms, covenants or conditions of the Option can be waived by either Grantor or Grantee, except by appropriate written instrument.

14.           Time of Essence.  Time is of the essence of this Agreement and each and every term and provision hereof.

15.           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors and assigns; provided, that this provision shall not be construed as permitting assignment, substitution, delegation or other transfer of rights or obligations except strictly in accordance with the provisions of the other Sections of this Agreement.

16.           Integration of Other Agreements.  This Agreement supersedes all previous contracts, correspondence and documentation relating to the Grantee’s rights to repurchase the Leasehold Interest in the Real Property (or the Substation Building only, as applicable), including such provisions as may be set forth in the Purchase Agreement.  Any oral representations or modifications concerning this Agreement shall be of no force or effect. This provision shall survive the Closing.

17.           Counterparts.  This Agreement may be executed in any number of duplicate originals or counterparts, each of which shall be of equal force and effect.

18.           Further Actions.  Grantor and Grantee agree to execute such additional documents and take such further actions as may reasonably be required to carry out each of the provisions and the intent of this Agreement.

19.           Titles and Headings.  Titles and headings of paragraphs of this Agreement are for convenience of reference only and shall not affect the construction of any provisions of this Agreement.  The Recitals and other matters preceding the first numbered paragraph are a part of this Agreement, and incorporated herein by this reference.

20.           Exhibits.  The exhibit referenced herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

21.           Authorized Assignment.  Grantee shall have the right to assign its rights and obligations hereunder to a related entity of its choice, and shall have the right to designate the vesting on the Deed. Upon such assignment, Grantee and its assignee will remain jointly and severally liable for all obligations hereunder to Grantor.

22.           Saturday, Sunday and Legal Holidays.  If the time for performance of any of the terms, conditions and provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter.

23.           Severability.  Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law; but, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this document.

24.           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Utah without giving effect to the conflicts of laws provisions thereof.

25.           Risk of Loss.  The risk of loss or damage to the Buildings or the Real Property shall be upon the Grantor until the date of Closing.

26.           Attorney Fees.  In the event either party brings suit to enforce or interpret this Agreement or for damages on account of the breach of a covenant or representation or warranty contained herein, the prevailing party shall be entitled to recover from the other party or parties its reasonable attorney fees and costs incurred in any such action, in addition to other relief to which the prevailing party is entitled.

27.           Recordation of Agreement.  The parties hereby agree that this Agreement shall not be recorded; however, at the election of the Grantee, the parties shall execute a mutually acceptable Memorandum of Option Agreement, in recordable form, that sets forth the essential terms of this Agreement, and Grantee shall have the right to record such Memorandum of Option.  Grantee hereby agrees that the Memorandum of Option Agreement shall be recorded after the lien recorded by Grantor’s lender, and that at all times, Grantee shall agree to subordinate its option interest to any lender of the Grantor, and in connection therewith, Grantee shall execute and deliver such subordination documents that Grantor may require in the future.

28.           Restriction on Liens and Encumbrances.  Grantor shall have the right to use the Real Property as collateral for such financing as Grantor may elect to pursue, subject to the following limitations:

(a)           Maximum Limit.  Grantor agrees that, throughout the term of the Option, Grantor shall not allow the Real Property to be subject to liens or encumbrances in excess of the initial Option Purchase Price of $2,575,000.

(b)           Lien Release on Substation Building.  Grantor further agrees that, in the event Grantee exercises the Substation Repurchase Option only, Grantor shall obtain the necessary lien releases to transfer and convey the Substation Building to Grantee, free and clear of liens and encumbrances.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the date first set forth above.

GRANTOR:

WASATCH RESEARCH PARK I, LLC
A Utah Limited Liability Company

By /S/ Dale Christiansen
Dale Christiansen, Manager

GRANTEE:

EVANS & SUTHERLAND COMPUTER CORPORATION
A Utah Corporation

By /S/ David H. Bateman
David H. Bateman, President

EXHIBIT “A”

REAL PROPERTY DESCRIPTION

Beginning at a point which is N 22º00’00” W, 179.000 feet from a point on the North line of Sunnyside Avenue, said point being S 89º59’50” W 761.997 feet and N 00º00’10” W 58.200 feet from the Salt Lake City survey monument at the intersection of Sunnyside Avenue and Padley Street, said monument is located S 65º48’24” W 3622.620 feet and East 97.000 feet and South 58.200 feet from the Southeast corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian and running thence:
S 61º09’35” W, 166.781 feet; thence,
N 52º49’31” W, 103.650 feet; thence,
N 12º49’54” W, 461.520 feet; thence,
N 43º19’53” W, 315.935 feet; thence,
N 44º00’00” E, 123.669 feet; along the radial line to a point on a curve; thence, Southeasterly along the arc of the 212.4714 foot radius curve to the left, arc length=274.416 feet, chord length = 255.737 feet (chord bearing = S 83º00’00” E) tangent length = 160.109 feet, central angle = 74º00’00”; thence, along the radial line S 33º00’00” E, 20.500 feet to the point of tangency; thence,
N 60º00’00” E, 71.108 feet; thence,
S 49º00’00” E, 33.554 feet; thence,
S 60º00’00” W, 11.730 feet; thence,
S 22º00’00” E, 550.000 feet; thence,
S 23º00’00” W, 217.000 feet; to the point of beginning.
Said Parcel of ground contains 5.922 acres.